Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of China Yongxin Pharmaceuticals Inc. on Form S-1 of our report dated March 30, 2010 on the consolidated balance sheets of China Yongxin Pharmaceuticals Inc. and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.

Los Angeles, California
June 9, 2010